JANUS ASPEN SERIES

JANUS INVESTMENT FUND

SECRETARY CERTIFICATE

The undersigned, being the Secretary of Janus Aspen Series (“JAS”), a trust with transferable shares of the type commonly called a Delaware statutory trust (a “Trust”), and the Secretary of Janus Investment Fund (“JIF”), a trust with transferable shares of the type commonly called a Massachusetts business trust (a “Trust” and, collectively with JAS, the “Trusts”), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of JAS by its Amended and Restated Trust Instrument dated December 29, 2005, and of JIF by its Amended and Restated Agreement and Declaration of Trust dated March 18, 2003, each as may be amended from time to time, and by the affirmative vote of a majority of the Trustees of each Trust, including a majority of the Trustees who are not “interested persons” of the Trusts (as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended), at a meeting duly called and held on September 13, 2017, the following resolutions were adopted:

RESOLVED, that consistent with the recommendation of the Legal and Regulatory Committees (the “L&R Committee”), the Board of Trustees (the “Trustees”) of Janus Investment Fund (“JIF”) and Janus Aspen Series (“JAS” and together with JIF, the “Trusts,” and each, a “Trust”) ratifies, based on information provided by Janus Capital Management LLC (“Janus Capital”), the Trusts’ participation in a fidelity bond (the “Bond”) issued by ICI Mutual Insurance Company (“ICIM”) for the term August 1, 2017 through August 1, 2018 in the amount that will maintain the Trusts’ compliance with the requirements of Rule 17g-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and finds and determines such amount to be reasonable and in excess of the sum of the minimum amount required per investment company insured pursuant to Rule 17g-1 under the 1940 Act, taking into consideration, among other things, the amount of coverage for each insured party, the number of insured parties, the amount and allocation of the premium proposed to be allocated to each insured party, the nature of the business activities of each insured party, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the Funds’ portfolios, as presented to the L&R Committee at this meeting;

FURTHER RESOLVED, that consistent with the recommendation of the L&R Committee, the Trustees of the Trusts authorize and direct the Trusts’ officers and affiliates of Janus Capital to file the Bond, and any amendments thereto, and to take such other action as may be necessary or appropriate to conform to the provisions of the 1940 Act and the rules and regulations thereunder; and

FURTHER RESOLVED, that consistent with the recommendation of the L&R Committee, the Trustees of the Trusts ratify the allocation to each series of each Trust of a portion of the premium for the Bond for the term August 1, 2017 through August 1, 2018, based on assets under management as of August 1, 2017, and determine that, based on information provided by Janus Capital, the allocation to each series of the Trusts is fair and reasonable and less than the premium each Trust would have had to pay if it had purchased a separate insured fidelity bond from ICIM.

IN WITNESS WHEREOF, the undersigned has set her hand and seal this 15th day of September, 2017.

/s/ Kathryn L. Santoro
Kathryn L. Santoro, Secretary

STATE OF COLORADO	)
) ss.
CITY AND COUNTY OF DENVER	)

BEFORE ME, the undersigned authority, on this day personally appeared Kathryn L. Santoro, Secretary of Janus Aspen Series and Janus Investment Fund, who, being by me first duly sworn, stated on her oath that the foregoing document is true and correct and that she executed the same for the purposes and consideration therein expressed and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this 15th day of September, 2017.

My Commission Expires:	/s/ Amber Joy Sanders
Amber Joy Sanders
Notary Public
7/7/20